Exhibit 99

Media Contact	November 5, 2007
Andy Brimmer, 205-410-2777	For Immediate Release

HealthSouth Reports Results for Third Quarter Ended September 30, 2007

Hospital Revenues and Operating Earnings Continue to Improve

Federal Income Tax Recovery of $440 Million

BIRMINGHAM, Ala. – HealthSouth Corporation (NYSE: HLS) (the “Company”) today reported its results of operations for the third quarter ended September 30, 2007.

Consolidated net operating revenues were $431.6 million for the third quarter of 2007 compared to $413.5 million for the third quarter of 2006. Net operating revenues from our inpatient hospitals were $383.5 million, representing a 5.1% increase over the same quarter of 2006. This increase was primarily attributable to an increase in our patient case mix index and continued compliant case growth, both of which increased our revenue per discharge, offset by slightly lower discharges quarter over quarter due primarily to nine hospitals that moved from a 60% compliance threshold to a 65% compliance threshold under the 75% Rule on July 1, 2007.

Total operating expenses increased by 0.7% while salaries and benefits increased by 3.8% in the third quarter of 2007 compared to the third quarter of 2006. This increase represents our continued investment in our most valuable resource, our employees, and was lower than the 5.5% increase we experienced in the second quarter of 2007 over the comparable period of 2006 primarily due to lower contract labor utilization. The third quarter of 2006 included a $35.0 million recovery of incentive bonuses from our former chairman and chief executive officer, Richard M. Scrushy. Excluding this recovery, operating expenses decreased by 7.7% quarter over quarter due primarily to continued reductions in our general and administrative expenses, professional fees, and amounts recorded as government, class action, and related settlements expense. General and administrative expenses decreased due primarily to the divestiture of our surgery centers, outpatient, and diagnostic divisions in the second and third quarters of 2007, though some costs related to the divested divisions remained in the third quarter.

Operating earnings (see supplemental information attached to this press release for calculation) were $43.3 million for the third quarter of 2007 compared to operating earnings of $28.7 million for the third quarter of 2006.

“We saw good progress in the current quarter as both revenues and operating earnings improved over prior year,” said Jay Grinney, President and Chief Executive Officer of HealthSouth. “Inpatient hospital revenues were up 5.1% and salaries and benefits improved as a percent of net operating revenues. In addition, based on industry data published through the Uniform Data System for Medical Rehabilitation for the second quarter of 2007, our hospitals continued to grow their market share of compliant cases. This industry information, as reported on a quarter lag, showed a 6.7% compliant case growth by HealthSouth during the second quarter of 2007 compared to an average 1.8% decline for non-HealthSouth rehabilitation sites, which reinforces our role as the nation’s preeminent provider of inpatient rehabilitative services.”

The Company reported a pre-tax loss from continuing operations of $31.1 million, or $0.40 per share (basic and diluted), for the third quarter of 2007 compared to its pre-tax loss from continuing operations of $56.0 million, or $0.70 per share (basic and diluted), for the third quarter of 2006. Our pre-tax loss from continuing operations for the third quarter of 2007 included an $8.6 million gain related to the sale of our remaining investment in Source Medical Solutions, Inc.

Net income available to common shareholders was $281.1 million, or $3.58 per basic share ($3.13 per diluted share), for the third quarter of 2007 compared to a net loss available to common shareholders of $82.6 million, or

$1.04 per share (basic and diluted), for the third quarter of 2006. Our net income in the third quarter of 2007 included approximately $40.4 million of post-tax gains associated with our divestures. Net income for the quarter also included a $281.1 million income tax benefit as a result of our recovery of federal income taxes paid and associated interest related to tax years 1996 through 1999. As previously reported, in October 2007, we received a $440 million income tax recovery from the Internal Revenue Service (the “IRS”).

“Our income tax recovery was a great accomplishment,” said John Workman, Executive Vice President and Chief Financial Officer of HealthSouth. “We truly appreciate the work done on this project by our team at HealthSouth and its outside advisors, and the professional manner with which the IRS worked with us on this project. The use of the proceeds from this income tax recovery allowed us to reduce our debt significantly subsequent to the end of the quarter. We are also continuing to see progress in lowering our general and administrative expenses as a result of the completion of the divestitures, even as we are investing in new activities that we expect to benefit future performance. We are making sound progress to position our general and administrative expense at the appropriate level for the remaining business. With the final SEC Settlement and Medicare Program Settlement payments being made in the fourth quarter of 2007, we are well positioned to generate free cash flow in the future.”

Cash Flow and Balance Sheet

Cash and cash equivalents were $15.9 million as of September 30, 2007. Total debt was $2.4 billion. Capital expenditures were $10.0 million for the quarter and $25.2 million for the year-to-date period.

Our government, class action, and related settlements liability decreased by $24.7 million during the third quarter of 2007 and by $141.3 million since December 31, 2006. We expect to make the final payment of $21.9 million for our Medicare Program Settlement in December 2007, and we made the final $25.0 million payment related to our SEC Settlement in October 2007.

Our leverage and liquidity are improving. During the second and third quarters of 2007, we used the net proceeds from the divestiture of our surgery centers, outpatient, and diagnostic divisions to pay down debt. As a result of these transactions, our total debt outstanding has decreased from $3.4 billion as of December 31, 2006 to $2.4 billion as of September 30, 2007. In addition, in October 2007, we used approximately $405 million of our $440 million income tax recovery from the IRS to pay down amounts outstanding under our Credit Agreement.

In addition to the debt pre-payments discussed above, during the third quarter of 2007, we used available cash and borrowings on our revolving credit facility to redeem approximately $32 million of our 10.75% Senior Notes due 2016. In October 2007, we used available cash to redeem an additional $19 million of these higher interest rate notes.

Other Information

As discussed in more detail in our Form 10-Q’s filed with the United States Securities and Exchange Commission (the “SEC”) for the quarterly periods ended June 30, 2007 and March 31, 2007, historically, we have reported five segments: inpatient, surgery centers, outpatient, diagnostic, and corporate and other. Based on our strategic focus in the inpatient rehabilitation industry and the reclassification of our surgery centers, outpatient, and diagnostic divisions to discontinued operations, we modified our segment reporting from five reportable segments to one reportable segment in the first quarter of 2007. Amounts historically reported as part of our corporate and other segment, which primarily represented the corporate overhead costs associated with our operating divisions, are no longer considered a reportable segment due to our strategic repositioning as a pure-play post-acute care provider and the change in the manner in which we now manage the Company. Rather, these corporate overhead costs are now presented on the line entitled General and administrative expenses in our condensed consolidated statements of operations and comprehensive income (loss). Therefore, the condensed consolidated results of operations of the Company presented herein represent the continuing operations of our inpatient division, including corporate overhead. Our condensed consolidated results of operations include overhead costs associated with managing and providing shared services to our surgery centers, outpatient, and diagnostic divisions, even though these divisions qualify as discontinued operations.

The Company expects to file its Form 10-Q for the quarterly period ended September 30, 2007 this week. When filed, the report can be found on the SEC’s website at www.sec.gov. The information in this press release is summarized and should be read in conjunction with the Form 10-Q for the quarterly period ended September 30, 2007, when filed.

HealthSouth Corporation and Subsidiaries

Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
	(In Millions)
Net operating revenues	$ 431.6	$ 413.5	$ 1,313.5	$ 1,288.8
Operating expenses:
Salaries and benefits	213.1	205.3	642.1	612.3
Other operating expenses	66.1	48.5	195.1	175.5
General and administrative expenses	27.5	36.5	107.2	107.6
Supplies	24.2	25.4	75.1	75.5
Depreciation and amortization	19.9	20.7	57.8	63.3
Impairment of long-lived assets	0.4	–	15.1	–
Recovery of amounts due from Richard M. Scrushy	–	(35.0)	–	(35.0)
Occupancy costs	12.8	15.6	38.5	39.9
Provision for doubtful accounts	5.7	11.1	26.6	25.9
Loss on disposal of assets	0.6	1.0	2.2	5.2
Government, class action, and related settlements
expense	3.9	28.4	(31.7)	49.9
Professional fees—accounting, tax, and legal	9.2	23.1	44.3	99.4
Total operating expenses	383.4	380.6	1,172.3	1,219.5
Loss on early extinguishment of debt	2.2	–	19.9	365.6
Interest expense and amortization of debt discounts and fees	60.2	56.8	177.9	176.8
Other income	(9.4)	(0.8)	(14.5)	(5.7)
Loss on interest rate swap	21.4	28.7	6.8	13.9
Equity in net income of nonconsolidated affiliates	(2.3)	(2.4)	(7.4)	(6.8)
Minority interests in earnings of consolidated affiliates	7.2	6.6	23.2	22.8
Loss from continuing operations before
income tax (benefit) expense	(31.1)	(56.0)	(64.7)	(497.3)
Provision for income tax (benefit) expense	(281.1)	2.1	(288.2)	21.0
Income (loss) from continuing operations	250.0	(58.1)	223.5	(518.3)
Income (loss) from discontinued operations, net of income
tax (benefit) expense	37.6	(18.0)	475.7	(35.4)
Net income (loss)	287.6	(76.1)	699.2	(553.7)
Convertible perpetual preferred dividends	(6.5)	(6.5)	(19.5)	(15.7)
Net income (loss) available to common shareholders	$ 281.1	$ (82.6)	$ 679.7	$ (569.4)
Comprehensive income (loss):
Net income (loss)	$ 287.6	$ (76.1)	$ 699.2	$ (553.7)
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustment	–	0.4	0.1	0.3
Unrealized gain (loss) on available-for-sale securities	0.3	1.6	(3.0)	1.4
Other comprehensive income (loss), net of tax	0.3	2.0	(2.9)	1.7
Comprehensive income (loss)	$ 287.9	$ (74.1)	$ 696.3	$ (552.0)

HealthSouth Corporation and Subsidiaries

Condensed Consolidated Statements of Operations and Comprehensive Income (Loss) (Continued)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
	(In Millions, Except Per Share Data)
Weighted average common shares outstanding:
Basic	78.5	79.6	78.6	79.5
Diluted	91.8	92.9	91.9	89.6
Earnings (loss) per common share:
Basic:
Income (loss) from continuing operations available
to common shareholders	$ 3.10	$ (0.81)	$ 2.60	$ (6.72)
Income (loss) from discontinued operations, net
of income tax (benefit) expense	0.48	(0.23)	6.05	(0.44)
Net income (loss) per share available to common
shareholders	$ 3.58	$ (1.04)	$ 8.65	$ (7.16)
Diluted:
Income (loss) from continuing operations available
to common shareholders	$ 2.72	$ (0.81)	$ 2.43	$ (6.72)
Income (loss) from discontinued operations, net
of income tax (benefit) expense	0.41	(0.23)	5.18	(0.44)
Net income (loss) per share available to common
shareholders	$ 3.13	$ (1.04)	$ 7.61	$ (7.16)

HealthSouth Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited)

(In Millions, Except Share Data)

	September 30, 2007	December 31, 2006
Assets
Current assets:
Cash and cash equivalents	$ 15.9	$ 27.1
Current portion of restricted cash	53.2	60.3
Current portion of restricted marketable securities	17.5	37.5
Accounts receivable, net of allowance for doubtful accounts of $36.3 in 2007;
$35.3 in 2006	229.7	213.9
Insurance recoveries receivable	230.0	230.0
Other current assets	98.4	78.0
Current assets held for sale	24.2	233.5
Total current assets	668.9	880.3
Property and equipment, net	755.0	810.5
Goodwill	406.0	406.1
Intangible assets, net	27.2	30.4
Investment in and advances to nonconsolidated affiliates	41.3	37.7
Assets held for sale	87.9	834.4
Income tax refund receivable	453.7	218.8
Other long-term assets	88.9	142.6
Total assets	$ 2,528.9	$ 3,360.8
Liabilities and Shareholders’ Deficit
Current liabilities:
Current portion of long-term debt	$ 40.9	$ 33.6
Accounts payable	50.1	66.9
Accrued expenses and other current liabilities	364.5	372.4
Government, class action, and related settlements	429.3	570.6
Current liabilities held for sale	134.7	218.0
Total current liabilities	1,019.5	1,261.5
Long-term debt, net of current portion	2,351.9	3,343.1
Liabilities held for sale	6.6	40.6
Other long-term liabilities	175.4	241.7
	3,553.4	4,886.9
Commitments and contingencies
Minority interest in equity of consolidated affiliates	93.6	271.1
Convertible perpetual preferred stock, $.10 par value; 1,500,000 shares authorized;
400,000 issued in 2007 and 2006; liquidation preference of $1,000 per share	387.4	387.4
Shareholders’ deficit:
Common stock, $.01 par value; 200,000,000 shares authorized;
issued: 88,112,764 in 2007; 87,999,513 in 2006	0.9	0.9
Capital in excess of par value	2,838.7	2,849.5
Accumulated deficit	(4,018.9)	(4,713.9)
Accumulated other comprehensive (loss) income	(1.2)	1.6
Treasury stock, at cost (9,519,218 shares in 2007 and 9,320,001 shares in 2006)	(325.0)	(322.6)
Notes receivable from shareholders, officers, and management employees	–	(0.1)
Total shareholders’ deficit	(1,505.5)	(2,184.6)
Total liabilities and shareholders’ deficit	$ 2,528.9	$ 3,360.8

HealthSouth Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)
(In Millions)

	Nine Months Ended September 30,
	2007	2006
Net cash used in operating activities	$ (145.6)	$ (79.3)
Net cash provided by investing activities	1,187.9	53.9
Net cash used in financing activities	(1,066.8)	(118.1)
Effect of exchange rate on cash and cash equivalents	0.1	0.3
Decrease in cash and cash equivalents	(24.4)	(143.2)
Cash and cash equivalents at beginning of period	27.1	166.6
Cash and cash equivalents of divisions and facilities held for sale at beginning of period	14.4	12.5
Less: Cash and cash equivalents of divisions and facilities held for sale at end of period	(1.2)	(12.5)
Cash and cash equivalents at end of period	$ 15.9	$ 23.4

Operating activities. Operating cash associated with discontinued operations decreased from a $32.6 million source of cash in the nine months ended September 30, 2006 to a $34.5 million use of cash in the nine months ended September 30, 2007. Excluding the change in operating cash associated with discontinued operations, our net cash used in operating activities would have decreased by approximately $0.8 million.

Investing activities. The increase in cash provided by investing activities was due to the cash proceeds received from the divestiture of our surgery centers, outpatient, and diagnostic divisions during the second and third quarters of 2007.

Financing activities. The increase in net cash used in financing activities was due to the use of the cash proceeds from the divestiture of our surgery centers, outpatient, and diagnostic divisions to reduce debt outstanding under our Credit Agreement during the second and third quarters of 2007. During the nine months ended September 30, 2007, we made approximately $985.5 million of net debt payments. During the nine months ended September 30, 2006, we had net borrowings of approximately $58.1 million, including the issuance of convertible perpetual preferred stock.

HealthSouth Corporation and Subsidiaries

Supplemental Non-GAAP Disclosures

Adjusted Consolidated EBITDA

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
	(In Millions)
Net income (loss)	$ 287.6	$ (76.1)	$ 699.2	$ (553.7)
(Income) loss from discontinued operations	(37.6)	18.0	(475.7)	35.4
Provision for income tax (benefit) expense	(281.1)	2.1	(288.2)	21.0
Loss on interest rate swap	21.4	28.7	6.8	13.9
Interest expense and amortization of debt discounts
and fees	60.2	56.8	177.9	176.8
Loss on early extinguishment of debt	2.2	–	19.9	365.6
Government, class action, and related settlements	3.9	28.4	(31.7)	49.9
Net noncash loss on disposal of assets	0.6	1.1	2.2	5.3
Impairment charges	0.4	–	15.1	–
Depreciation and amortization	19.9	20.7	57.8	63.3
Professional fees—accounting, tax, and legal	9.2	23.1	44.3	99.4
Compensation expense under FASB Statement
No. 123(R)	2.0	3.6	8.1	11.6
Restructuring activities under FASB Statement No. 146	–	–	–	0.3
Sarbanes-Oxley related costs	–	0.9	0.3	4.2
Adjusted Consolidated EBITDA(1)*	$ 88.7	$ 107.3	$ 236.0	$ 293.0

(1)	Adjusted Consolidated EBITDA is a non-GAAP financial measure. We believe it is useful to investors as it is used in our covenant calculations under our Credit Agreement.

Adjusted Consolidated EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States and should not be considered as an alternative to net income (loss) or to cash flows from operating, investing, or financing activities. Because Adjusted Consolidated EBITDA is not a measure determined in accordance with generally accepted accounting principles and is susceptible to varying calculations, Adjusted Consolidated EBITDA, as presented, may not be comparable to other similarly titled measures presented by other companies.

Our Credit Agreement allows certain items to be added to arrive at Adjusted Consolidated EBITDA that are viewed as not being ongoing costs once the Company has completed its restructuring.

After consummation of the divestitures of our surgery centers, outpatient, and diagnostic divisions, and in accordance with our Credit Agreement, Adjusted Consolidated EBITDA is calculated to give effect to each divestiture, including adjustments for the allocation of corporate overhead to each divested division. However, these allocations are estimates and are not necessarily indicative of the Adjusted Consolidated EBITDA that would have resulted had the applicable divisions been divested as of the beginning of each period presented. Accordingly, these adjustments are not included in the above table. In addition, we are allowed to add other income, including interest income, to the calculation of Adjusted Consolidated EBITDA under our Credit Agreement. This includes interest income associated with our federal income tax recovery. This amount has not been included in the above calculation as it would not be indicative of our Adjusted Consolidated EBITDA for future periods.

Adjusted Consolidated EBITDA for the three and nine months ended September 30, 2007 includes an $8.6 million gain on the sale of our remaining investment in Source Medical Solutions, Inc. Adjusted Consolidated EBITDA for the three and nine months ended September 30, 2006 includes a $35.0 million recovery of incentive bonuses from Richard M. Scrushy, our former chairman and chief executive officer.

*

Adjusted Consolidated EBITDA includes general and administrative expenses for all divisions. General and administrative expenses approximated 6.4% and 8.2% of consolidated net operating revenues for the three and nine months ended September 30, 2007, respectively. However, these percentages decrease by 60 basis points and 260 basis points, respectively, if you include the revenues of the divisions reported in discontinued operations.

HealthSouth Corporation and Subsidiaries

Supplemental Non-GAAP Disclosures

Operating Earnings

We define operating earnings as income before (1) loss on early extinguishment of debt, (2) interest expense and amortization of debt discounts and fees, (3) other income, (4) loss on interest rate swap, and (5) income tax (benefit) expense. We use operating earnings as an analytical indicator to assess our performance. Our operating earnings for the three and nine months ended September 30, 2007 and 2006 were as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
	(In Millions)
Net operating revenues	$ 431.6	$ 413.5	$ 1,313.5	$ 1,288.8
Total operating expenses	383.4	380.6	1,172.3	1,219.5
Equity in net income of nonconsolidated affiliates	(2.3)	(2.4)	(7.4)	(6.8)
Minority interests in earnings of consolidated affiliates	7.2	6.6	23.2	22.8
Operating earnings	$ 43.3	$ 28.7	$ 125.4	$ 53.3

Operating earnings is not a defined measure of financial performance under accounting principles generally accepted in the United States and should not be considered as an alternative to net income (loss). Because operating earnings is not a measure determined in accordance with generally accepted accounting principles and is susceptible to varying calculations, operating earnings, as presented, may not be comparable to other similarly titled measures presented by other companies.

HealthSouth Corporation and Subsidiaries

Supplemental Information

	September 30, 2007	December 31, 2006	September 30, 2006
# of inpatient rehabilitation hospitals	94	92	92
# of long-term acute care hospitals	6	10	10
# of outpatient satellites	70	81	91

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
	(In Millions)
Net patient revenue—inpatient	$ 383.5	$ 364.9	$ 1,164.9	$ 1,122.3
Net patient revenue—outpatient and other revenues	48.1	48.6	148.6	166.5
Net operating revenues	$ 431.6	$ 413.5	$ 1,313.5	$ 1,288.8

	(Actual Amounts)
Discharges*	24,709	24,938	76,279	76,463
Outpatient visits	324,962	356,601	1,017,257	1,110,202
Average length of stay	15.4 days	15.4 days	15.2 days	15.2 days
Occupancy %	61.8%	63.5%	63.7%	64.9%
# of licensed beds	6,669	6,567	6,669	6,567
Full-time equivalents**	15,434	15,614	15,530	15,738

*	Represents discharges from our consolidated hospitals. As of September 30, 2007, we had 91 consolidated hospitals.
**

Excludes 589 and 865 full-time equivalents for the three months ended September 30, 2007 and 2006, respectively, and 761 and 845 full-time equivalents for the nine months ended September 30, 2007 and 2006, respectively, who are considered part of corporate overhead with their salaries and benefits included in general and administrative expenses in our condensed consolidated statements of operations and comprehensive income (loss). Full-time equivalents included in the above table represent those who participate in or support the operations of our hospitals.

Our required compliance rates under the 75% Rule are as follows:

		Minimum Compliance Threshold
Cost Reporting Year End	# of Consolidated Hospitals*	50%	60%	65%	75%
June 30	9	July 1, 2004 – June 30, 2005	July 1, 2005 – June 30, 2007	July 1, 2007 – June 30, 2008	July 1, 2008 – forward

December 31	65	January 1, 2005 – December 31, 2005	January 1, 2006 – December 31, 2007	January 1, 2008 – December 31, 2008	January 1, 2009 – forward

May 31	17	June 1, 2005 – May 31, 2006	June 1, 2006 – May 31, 2008	June 1, 2008 – May 31, 2009	June 1, 2009 – forward

*	As of September 30, 2007, we operated 94 inpatient rehabilitation hospitals, including 3 hospitals which we account for under the equity method of accounting.

HealthSouth Corporation and Subsidiaries

Supplemental Information

During the three and nine months ended September 30, 2007 and 2006, we derived consolidated net operating revenues from the following payor sources:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Medicare	66.0%	68.1%	67.7%	68.7%
Medicaid	2.1%	2.1%	1.9%	2.1%
Workers’ compensation	2.4%	2.6%	2.3%	2.6%
Managed care and other discount plans	19.2%	19.2%	18.6%	18.4%
Other third-party payors	6.7%	4.9%	6.2%	5.0%
Patients	1.1%	0.5%	0.7%	0.3%
Other income	2.5%	2.6%	2.6%	2.9%
Total	100.0%	100.0%	100.0%	100.0%

Our operating results of discontinued operations were as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
	(In Millions)
Net operating revenues	$ 41.2	$ 331.8	$ 603.3	$ 1,050.3
Costs and expenses	36.4	349.9	574.6	1,075.8
Impairments	1.3	0.2	37.2	6.9
Income (loss) from discontinued operations	3.5	(18.3)	(8.5)	(32.4)
Gain on disposal of assets of discontinued operations	1.6	4.6	3.1	9.3
Gain on divestiture of divisions	40.4	-	443.6	-
Income tax (expense) benefit	(7.9)	(4.3)	37.5	(12.3)
Income (loss) from discontinued operations, net of tax	$ 37.6	$ (18.0)	$ 475.7	$ (35.4)

HealthSouth Corporation and Subsidiaries

Earnings Conference Call

The Company will host an investor conference call at 8:30 a.m. Eastern Time on Tuesday, November 6, 2007, to discuss its results for the third quarter of 2007.

The conference call may be accessed by dialing 866-491-4244 and giving the pass code 9323478. International callers should dial 973-582-2815 and give the same pass code. Please call approximately 10 minutes before the start of the call to ensure you are connected. The conference call will also be webcast live and will be available at www.healthsouth.com by clicking on an available link.

A replay of the conference call will be available, beginning approximately two hours after the completion of the conference call, from November 6 until November 20, 2007. To access the replay, please dial 877-519-4471. International callers should dial 973-341-3080. The webcast will also be archived for replay purposes for two weeks after the live broadcast on www.healthsouth.com.

About HealthSouth

HealthSouth is the nation’s largest provider of inpatient rehabilitation services. Operating in 26 states across the country and in Puerto Rico, HealthSouth serves more than 250,000 patients annually through its network of inpatient rehabilitation hospitals, long-term acute care hospitals, outpatient rehabilitation satellites, and home health agencies. HealthSouth strives to be the health care company of choice for its patients, employees, physicians and shareholders and can be found on the Web at www.healthsouth.com.

Statements contained in this press release which are not historical facts are forward-looking statements. In addition, HealthSouth, through its senior management, may from time to time make forward-looking public statements concerning the matters described herein. Such forward-looking statements are necessarily estimates based upon current information and involve a number of risks and uncertainties. HealthSouth’s actual results may differ materially from the results anticipated in these forward-looking statements as a result of a variety of factors. While it is impossible to identify all such factors, factors which could cause actual results to differ materially from those estimated by HealthSouth include, but are not limited to, any adverse outcome of various lawsuits, claims, and legal or regulatory proceedings that may be brought against us or any adverse outcome relating to the settlement of the federal securities class action previously disclosed by us; significant changes in HealthSouth’s management team; HealthSouth’s ability to successfully manage the post-closing financial risks and challenges related to its divestiture transactions; HealthSouth’s ability to continue to operate in the ordinary course and manage its relationships with its creditors, including its lenders, bondholders, vendors and suppliers, employees, and customers; HealthSouth’s ability to successfully remediate its internal control weakness; changes, delays in, or suspension of reimbursement for HealthSouth’s services by governmental or private payors; changes in the regulation of the healthcare industry at either or both of the federal and state levels; competitive pressures in the healthcare industry and HealthSouth’s response thereto; HealthSouth’s ability to obtain and retain favorable arrangements with third-party payors; HealthSouth’s ability to attract and retain nurses, therapists, and other healthcare professionals in a highly competitive environment with often severe staffing shortages; general conditions in the economy and capital markets; and other factors which may be identified from time to time in the Company’s SEC filings and other public announcements, including HealthSouth’s Form 10-K for the year ended December 31, 2006 and related Current Report on Form 8-K filed on March 30, 2007.